Exhibit (p6)

Amundi Smith Breeden LLC

Code of Ethics

Business Sponsor: Chief Compliance Officer

I.	Overview

The Advisers Act and the Investment Company Act require Amundi Smith Breeden to maintain this Code of Ethics. This Code is intended to create safeguards to help ensure that Amundi Smith Breeden and its employees fulfill their duties to Clients. In addition, the Code is designed to identify potential conflicts of interest that may arise when employees trade in their personal investment accounts, have access to material non-public information, serve on an outside Board of Directors and deal with government officials. Finally, a client complaint process is set forth in this Code.

Other than Personal Trading Restrictions (Section III) and Reporting Requirements for Personal Trading (Section IV), the Code’s restrictions and requirements apply to all employees, interns, consultants, and members of Amundi Smith Breeden’s Board of Directors. All employees, as well as those interns, consultants and Directors who are designated as access persons by the Compliance Department, are subject to Sections III and IV. All employees, interns, consultants, and Directors have a responsibility to read, understand, and comply with those sections of the Code to which they are subject. The Compliance Department is available to answer any questions you may have regarding the Code.

II.	Standards of Conduct

You must:

•	deal with Amundi Smith Breeden’s Clients fairly and equitably;
•	maintain a standard of business conduct consistent with Amundi Smith Breeden’s fiduciary obligations to its Clients; and
•	comply with this Code of Ethics and all applicable federal securities laws.

Additionally, the Investment Company Act, the Advisers Act and the rules thereunder do not allow you or Amundi Smith Breeden to:

•	employ any device, scheme, or artifice to defraud Client;
•	make any untrue statement of a material fact to a Client, or omit a material fact in a statement made to a Client which would then make that statement misleading;
•	engage in any act, practice, or course of business which operates or operate as a fraud or deceit upon a Client; or
•	engage in any manipulative practice with respect to a Client.

III.	Personal Trading Restrictions

You must adhere to the following restrictions when trading financial instruments in which you have Beneficial Ownership. For the purposes of the Code, “financial instrument” shall be given the widest possible meaning, but excludes currency.

Short Swing Profits Prohibition

You may not buy or sell any financial instrument listed on the Short Swing Profits Prohibited List if you have executed the opposite transaction in that instrument within the previous 60 days. For example, if a financial instrument is on the Short Swing Profits Prohibited List, you may not sell it until a minimum of 60 days have passed since you purchased it.

Generally, the Short Swing Profits Prohibited List includes:

•	the financial instruments of any publicly-traded entity or mutual fund for which Amundi Smith Breeden provides investment management or other services. This may also include the financial instruments of publicly-traded sponsors of pension plans, foundations, or any other Client; and
•	any other financial instrument which the CCO believes should be placed on the Short Swing Profits Prohibited List.

Portfolio Manager Fund Short Swing Pre-clearance and Holding Period

In order to align the interest of the portfolio team and clients, we have put in place a framework that enables and encourages Portfolio Managers and Back-up Portfolio Managers to invest their personal wealth in the funds (mutual, private etc.) that they manage. With such framework, the potential conflicts of interest that may arise must be managed. As such, the following rules will apply if a Portfolio Manager or Back-up Portfolio Manager invests in a fund that he or she managers.

•	Portfolio Managers and Back-up Portfolio Managers must receive pre-clearance from Compliance prior to buying or selling shares of funds he or she manages.
•	The Portfolio Managers and Back-up Portfolio Managers must not have a conflict of interest with such investment.
•	Every such investment in a fund must be locked-in for a minimum period of 12 months.

These rules govern over the Short Swing Profits Prohibited rules (Portfolio Managers and Back-up Portfolio Managers must abide by the 12 month lock-in with respect to the funds they manage over the 30 day hold).

Personal Trading Restricted List

You may not engage in a personal transaction that involves a financial instrument listed on the Restricted List. It is your responsibility to check the Restricted List prior to initiating a transaction. The Restricted List is updated daily and can be found in the Compliance section of Amundi Smith Breeden’s intranet.

Generally, the Restricted List includes:

•	all ABS, CMBS, RMBS and MBS bonds;
•	all corporate bonds of any issuer whose corporate bonds, regardless of the particular bond, are held in any Client portfolio managed by Amundi Smith Breeden;
•	municipal bonds held in any Client portfolio managed by Amundi Smith Breeden;
•	futures contracts and options on futures contracts held in any Client portfolio managed by Amundi Smith Breeden that are also thinly traded (as stated in the footnote)[1];
•	all equities and options on equities held by any Client portfolio managed by Amundi Smith Breeden; and
•	any financial instrument that the CCO believes should be placed on the Restricted List including any financial instrument with respect to which the CCO believes that Amundi Smith Breeden possesses material, non-public information concerning the issuer.

Please keep in mind, all bond transactions, with the exception of U.S. Treasuries, must be pre-cleared, even if the bond or the issuer of the corporate bond is not on the Restricted List. Pre-clearance rules and procedures are discussed in more detail later in the Code.

1 A futures contracts (which includes an option on that futures contract) will be added to the Restricted List if (1) a Client holds that contract, and (2) 1% of the average market trading volume in that contract for the prior five trading days and 1% of the number of total contracts outstanding on the previous day is less than 20.

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Under certain circumstances, the Compliance Department may grant an exception and allow you to purchase or sell a financial instrument that is on the Restricted List. You must receive approval from the Compliance Department prior to transacting in a financial instrument listed on the Restricted List.

You are responsible for providing Compliance with the names of financial instruments that you believe, in your reasonable determination, should be included on the Restricted List.

Preferred Stocks, Bonds, IPOs and Limited Offerings Must Be Pre-cleared

You must receive Compliance approval prior to buying or selling any preferred stock (excluding preferred stocks in real estate investment trusts) or bond, except for direct obligations of the U.S. Government (direct obligations of the U.S. government do not require pre-clearance). You must receive this pre-clearance even if the security is exchange traded or the security is not on the Restricted List. Pre-clearance approvals expire at the end of the trading day on which the approval was granted.

Typically, the Compliance Department will not approve a transaction in a security if a Client account holds that security. For municipal bonds only, you may submit a pre-clearance request using the Municipal Bond Pre-Clearance Request Form located in the Compliance section of the intranet. No other type of securities, besides municipal bonds, may be pre-cleared using this form.

Pre-clearance from the Compliance Department is also required for any financial instrument in any Limited Offering (such as an unregistered hedge fund) or initial public offering.

Futures Trading – Restricted List and Hard Cap

Prior to conducting any futures or option on futures transaction, you must review the Restricted List found in the Compliance section of the intranet. If the contract you wish to trade is not on the Restricted List, on a given day you may trade up to 20 contracts of that particular contract. No more than 20 contracts of a particular contract may be traded on a given day. Each particular contract, such as the June 2013 Eurodollar future and the September 2013 Eurodollar future, are considered separate contracts. Regarding options trades, the underlying instrument of the option, not the option itself, is counted towards the 20 contract hard cap. Buys and sells are aggregated for the purposes of the 20 contract hard cap.

No Personal Transactions with Persons that Conduct Business with Amundi Smith Breeden or that May Create a Conflict

Employees may not enter into personal investment transactions with individuals with whom business is conducted on behalf of Amundi Smith Breeden’s Clients. Employees who are involved in the investment process may not engage in personal business activity that could conflict with the proper execution and management of Amundi Smith Breeden’s investment decisions on behalf of its Clients, or that could impair Amundi Smith Breeden’s ability to make impartial decisions with respect to such investment decisions.

IV.	Reporting Requirements for Personal Trading

You must comply with the following reporting requirements:

Quarterly Reporting

Quarterly reporting is required for your monitored accounts. The Compliance Department will designate whether an account is monitored. Generally, if the account is able to trade equities, futures, options, bonds or mutual funds that Amundi Smith Breeden advises, then it will be considered a monitored account. You must submit monitored account statements/transaction reports no later than 30 calendar days after the end of each quarter. The monitored account statements/transaction reports must contain the below information regarding all transactions in your investment accounts during the quarter:

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•	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate, maturity date, number of shares, and principal amount or other relevant indicator of quantity (e.g., for futures contracts the relevant indicator would be the number of contracts) of each financial instrument involved;
•	the nature of the transaction (buy, sell, etc.);
•	the price at which the transaction was executed;
•	the name of the broker, dealer, or bank with or through which the transaction was executed; and
•	the date that the statement/report is submitted.

You are also responsible for providing this information with respect to financial instruments in which you have a Beneficial Ownership, but that are not held in investment accounts, such as a certificated stock.

Each quarter, the Compliance Department will review the transactions in these monitored accounts.

Annual Certification of Holdings

Annually, you will be required to certify that Amundi Smith Breeden’s record of the financial instruments in which you have Beneficial Ownership (whether or not in a monitored account) is correct and up-to-date as of the end of the previous calendar year. This annual certification will include all financial instrument holdings. The certification must be made within 30 calendar days after the end of the previous calendar year.

The certification should contain the following information:

•	the title and type of security, and if applicable, the exchange ticker symbol or CUSIP, the number of shares, and principal amount or other relevant indicator of quantity owned (e.g., for futures contracts the relevant indicator would be the number of contracts) of each financial instrument in which you have Beneficial Ownership;
•	the name of any broker, dealer, or bank with which an account is maintained that holds any financial instrument in which you have Beneficial Ownership; and
•	the date the report is submitted.

Compliance will annually review the information submitted as a part of this annual certification.

Reporting New Accounts

You are required to report the below information for all investment accounts opened for your direct or indirect benefit during the quarter (this includes accounts that a spouse opened or that you or your spouse inherited) (“New Account”). You should provide this information as soon as practicable.

•	the name of the broker, dealer, or bank with which the account is established;
•	the account number;
•	the date the account was established; and
•	the date the report is submitted.

On a quarterly basis, you will be required to provide a certification regarding all New Accounts opened during the previous quarter. Compliance will then determine if the account should be monitored.

Initial Holdings Report for New Hires

You must file an initial holdings report no later than 10 calendar days after becoming an employee. You must file an initial holdings report no later than 10 calendar days after becoming an intern, consultant or member of Amundi Smith Breeden’s Board of Directors if you are also designated by the CCO to be an access person subject to sections III. and IV. of the Code. The initial holdings report must be current as of a date no more than 45 calendar days prior to the date of hire or engagement. The report must contain the following information:

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•	the title and type of security, and if applicable, the exchange ticker symbol or CUSIP, the number of shares, and principal amount or other relevant indicator of quantity owned (e.g., for futures contracts the relevant indicator would be the number of contracts) of each financial instrument in which you have Beneficial Ownership;
•	the name of any broker, dealer, or bank with which an account is maintained that holds any financial instrument in which you have Beneficial Ownership; and
•	the date the report is submitted.

Termination Report

Upon terminating your employment or, if you are designated as an access person, terminating your internship, your work as a consultant or your Amundi Smith Breeden Board of Director membership, you will be required to sign a statement regarding the trading activities in your Beneficial Ownership accounts since the last quarterly review. You may also be required to submit account statements/transaction reports covering any period during which Compliance does not have information regarding your personal trading activities. In cases where you are not present to sign this document, this statement will be sent to you by certified mail with return receipt or by overnight courier to your last known address for completion.

V.	Treatment of Material, Nonpublic Information

You must immediately contact the CCO if you believe you may have received material, non-public information.

Information is “non-public” when it has not been disseminated broadly to investors in the marketplace. Tangible evidence of “dissemination” is the best indication that the information is public. The following are examples of public information:

•	information found in a public filing with the SEC or a stock exchange;
•	information disseminated by the issuer or securities analysts to the investment community through written reports or public meetings; or
•	information appearing in publications of general circulation such as Bloomberg or The Wall Street Journal.

Information has not been effectively communicated to the public if there has been:

•	selective disclosure to Amundi Smith Breeden or other institutional investors or to select groups of analysts or brokers,
•	partial disclosure as long as a material component of the inside information remains undisclosed, or
•	there has been insufficient time for the relevant securities market to trade on the information.

Information is deemed to be “material” when there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision (such as if the information, if disclosed, would influence the price of a company’s securities).

If you are not sure if the information is material and non-public, you should discuss the information with the CCO. It is up to the CCO to determine if the information is material and non-public.

If information is determined to be material and non-public, you must comply with the following requirements:

•	You must not engage in a transaction, either in your personal trading accounts or on behalf of Amundi Smith Breeden Clients, in a security while in possession of material, non-public information regarding that security or the issuer of that security.
•	You must not discuss the information with anyone outside of Amundi Smith Breeden, unless you are explicitly authorized to do so by the CCO.

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•	Within Amundi Smith Breeden, the information may only be disseminated on a “need to know” basis and only to appropriate personnel. The CCO must be consulted should a question arise as to who should be privy to material, non-public information.
•	If you know that other employees, directors, consultants, or interns have also received this information, you must inform the CCO. The CCO will take steps to help prevent inappropriate dissemination of the information.

You are strictly prohibited from providing access to material, non-public information about Amundi Smith Breeden’s securities recommendations and its Clients’ securities holdings and transactions to persons outside of Amundi Smith Breeden, unless that disclosure is necessary to carry out Amundi Smith Breeden’s duties to its Clients.

VI.	Firewall Procedures – Syndicated Loans

These “Firewall” Procedures apply if Amundi Smith Breeden invests in syndicated loans on behalf of its Clients. These Firewall Procedures set forth the proper handling of material, nonpublic information that may come into the possession of Amundi Smith Breeden personnel in connection with Amundi Smith Breeden’s investments on behalf of Clients in syndicated loans. Information regarding borrowers of syndicated loans is classified as either “public” or “private”. Public information is information regarding a borrower that has been disseminated to the public. Private information is information regarding a borrower that has not been disseminated to the public. Private information includes, among other things, information relating to amendments or waivers related to documents governing a syndicated loan. Private information may also include financial projections regarding a borrower. Private information may or may not be material.

In order to acquire and dispose of syndicated loans on behalf of Clients, Amundi Smith Breeden may designate one or more employees or agents to receive private information regarding borrowers. If Amundi Smith Breeden determines it should have access to both public and private information regarding a borrower, the firm will follow certain Firewall Procedures. Once these procedures have been invoked, private information shall be presumed to be material, nonpublic information unless, following the procedures, it is determined that the information is not material.

The Compliance Department must be notified once an Amundi Smith Breeden employee has access to private information. The Compliance Department will ensure that such employee is notified that he or she cannot buy or sell any security of that particular issuer until further notice. The Compliance Department will monitor that employee’s investment accounts for transactions regarding such issuer.

VII.	Service on an Outside Board of Directors

You must receive approval from the CCO before serving on a board of directors of another entity. Amundi Smith Breeden’s Board of Directors must ratify the CCO’s approval. The Board of Directors and the CCO will evaluate whether service on the board would be inconsistent with the interests of Amundi Smith Breeden, its shareholders, and its Clients in determining whether to grant approval.

VIII.	Dealing with U.S. and Foreign Government Officials

Amundi Smith Breeden is committed to conducting its business affairs honestly, directly and fairly. Amundi Smith Breeden employees must use care when representing Amundi Smith Breeden in all contacts and dealings with government officials and must comply with all applicable laws, rules, regulations and Amundi Smith Breeden’s corporate policies. Government officials in the United States and many government officials abroad are governed by strict laws, rules and regulations limiting or prohibiting the acceptance of entertainment, meals, gifts and gratuities. All Amundi Smith Breeden employees who have contact or dealings with government officials or their employees, both in the United States or abroad, are required to be aware of and comply with those standards. Please contact the Compliance Department if you have any questions about these standards.

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The Foreign Corrupt Practices Act (“FCPA”) strictly prohibits the use of bribes or illegal payments to any non-United States government official, political party or political candidate to obtain or retain business or other improper advantage. Acts prohibited under FCPA include illegal or questionable customer rebates, commercial bribes or kickbacks, financial transactions that involve manipulation of sales, earnings or other financial data, use of interstate commerce to pay or facilitate payment to any non-United States government official, political party or political candidate, and keeping inaccurate books and records that attempt to disguise or conceal illegal payments. In addition, the use of any third party agents or intermediaries to facilitate any of the illegal payments or actions described above is strictly prohibited. If Amundi Smith Breeden conducts business in the United Kingdom, the UK Bribery Act contains prohibitions similar to those of the FCPA.

IX.	CFTC Ethics Policy

At least every 3 years, “Related Persons” that have their series 3 license must take an ethics course lasting at least one hour. This course may be taken via an online course given by a Compliance approved vendor, and must include training regarding ethical issues related to the series 3 license such as an explanation of the applicable laws and regulations and rules of self-regulatory organizations or contract markets and registered derivatives transaction execution facilities; the obligation to the public to observe just and equitable principles of trade; how to act honestly and fairly and with due skill, care and diligence in the best interest of customers and the integrity of the markets; how to establish effective supervisory systems and internal controls; obtaining and assessing the financial situation and investment experience of customers; disclosure of material information to customers; and avoidance, proper disclosure and handling of conflicts of interest. Compliance will document Related Persons’ compliance with this ethics training requirement.

X.	Reporting Violations

You are required to report any violations of this Code promptly to the CCO.

Additionally, if you have reason to believe that another employee, manager, supervisor, or anyone else associated with the firm is acting in a manner that is inconsistent with Amundi Smith Breeden’s core values of honesty and integrity, by, for example, acting fraudulently, failing to follow the federal or state securities laws or failing to follow Amundi Smith Breeden’s policies and procedures, you have an obligation to bring the issue to the attention of the CCO (at Alert@amundismithbreeden.com), to the Executive Committee or any other officer of the firm. If a compliance incident is brought to the attention of any of the forgoing persons, such person is responsible for immediately sharing the reported facts with the CCO.

If, after raising the issue with a member of the group noted above, you do not believe that the issue is being appropriately addressed or if you are not comfortable reporting the issue to these individuals, you must contact the Chairman of the Board of Directors or any member of the firm’s Audit Committee. Their contact information can be found on the intranet.

The incident must be identified by facts that must be described to an extent and with the professionalism naturally required from the employee. Any pressure, irrespective of the perpetrator or the nature, on an employee or a representative of the Compliance Department, to obstruct the reporting of the incident or to delay it, shall constitute an aggravating circumstance

Amundi Smith Breeden wants to know about such violations or issues, so that it may take appropriate steps to correct any issues. Amundi Smith Breeden strictly prohibits retaliation against any employee for reporting such violations or issues and will keep the identity of the reporting employee confidential to the extent necessary.

Amundi Smith Breeden reserves the right to take all appropriate action in cases of proven abuse or bad faith or if the whistleblowing system is knowingly exercised in a wrongful manner.

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XI.	Penalties for Violating the Code of Ethics

If the CCO determines that you violated any provision of the Code, the CCO may administer remedial actions including, but not limited to, verbal or written warning, or termination of your employment or engagement with Amundi Smith Breeden.

Additionally, if you violate a provision of the Personal Trading Restrictions of this Code the CCO may, as applicable, require you to sell or unwind the financial instrument that is the subject of the violation and make a donation to Amundi Smith Breeden’s Committee for Volunteerism and Charity (“CVC”) or to a charity of the CVC’s choice in an amount equal to any profit that resulted from the violation (as calculated below. Earned or accrued interest/accrual and dividends will not be considered a gain for the purpose of the calculation). Because the CVC is not a recognized charitable foundation, if the donation is to the CVC, you will not be able to take a tax deduction for this payment. This penalty will be due before the end of the calendar quarter that follows the reporting of the violation. The CCO may also impose additional penalties, as deemed appropriate.

•	Short Swing Profit Prohibited Rule: For example, if you breach the short swing profit prohibited rule, then you will pay the CVC the excess gain earned by selling the security early over the gain that would have been earned if the instrument had been held sixty days. For example, if you buy a position for $100 on day 1, then sell that position on day 15 for $400, for a gain of $300, and on day 60 the position would be worth $150 with an imputed gain of $50, you will owe the CVC $250.

•	Failure to Pre-Clear a Bond: If you fail to pre-clear a bond, not only will you be required to unwind the transaction, you will be required to pay the CVC the gain on the transaction as of the sell date. For example, if you buy an instrument worth $100 on day 1, Compliance discovers the violation on day 50, and you sell the instrument on day 55 for $500, then you will owe the CVC $400. $500-$100 = $400.

Before making a determination that a violation of the Code has been committed, the Compliance Department will investigate and give the employee an opportunity to supply additional information. In determining what sanction is appropriate, the CCO will consider relevant facts and circumstances including, but not limited to, whether a Client was harmed, whether the individual profited or had the opportunity to profit, whether the violation is the first for the employee or a repeated violation, and the materiality of the violation.

The CCO will report any violations of the Code to the Audit Committee. The Chief Executive Officer may determine additional sanctions for violations of the Code. The CCO may also report violations of the Code to regulators and other third parties as is appropriate in the normal course of business (such as upon a Client’s request) or as otherwise determined by the CCO. This information may also be provided to the extent that Amundi Smith Breeden deems it appropriate in conjunction with any litigation, investigation, proceeding, hearing or other action in which Amundi Smith Breeden is involved.

XII.	Client Complaints

All Client Complaints should be directed to the Client Service group.  A “Client Complaint” is defined as a complaint that is communicated by an existing or former Amundi Smith Breeden Client that, if not resolved, is likely to result in (1) litigation or arbitration with the Client, or (2) a regulatory enforcement action against Amundi Smith Breeden.  The Client Service group will log all Client Complaints, including the name of the Client making the complaint, the date of the complaint, a summary of the complaint and the resolution of the complaint, and will escalate the complaint to the head of Marketing & Client Service or the CCO, as appropriate.

XIII.	Application of the Code to Interns, Consultants, and Members of the Board of Directors

In some cases, interns, consultants, and members of Amundi Smith Breeden’s Board of Directors will not have sufficient access to firm information to necessitate compliance with Sections III and IV of this Code. The CCO will determine, on a case by case basis, whether to designate these persons as access persons who are subject to Sections III and IV.

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IVX.	Oversight and Amendment

The CCO is responsible for administering the Code, which includes:

•	reviewing investment accounts for transactions;
•	maintaining a list of all persons whose personal trading is monitored under the Code;
•	distributing the Code to all applicable persons upon the commencement of their employment or engagement with Amundi Smith Breeden, and thereafter, at least annually and each time it is amended;
•	obtaining written acknowledgements as required under the Code;
•	notifying all employees, interns, consultants and board members of their reporting obligations under the Code;
•	reviewing all account statements/transaction reports and holding reports submitted pursuant to this Code;
•	maintaining the Restricted List and Short Swing Profits Prohibited List as described in the Code; and
•	maintaining applicable documentation of approvals granted under the Code.

The CCO may, at any time, delegate any or all of his or her duties as defined in the Code to a member of Amundi Smith Breeden’s staff, subject to the CCO’s general supervision, provided that the CCO retains ultimate responsibility for any duties delegated under the Code.

The monitoring of the trading activities of the CCO will be handled by the Chief Executive Officer, who will review the CCO’s quarterly and annual account statements/transaction reports.

XV.	Recordkeeping

All account statements/transaction reports of financial instruments and any other information filed with Amundi Smith Breeden pursuant to the Code shall be treated as confidential, except in the following situations in which Amundi Smith Breeden retains the right to disclose such information:

•	to auditors, consultants, or other parties engaged by Amundi Smith Breeden for the purpose of reviewing Amundi Smith Breeden’s compliance with applicable regulations, laws, and/or Amundi Smith Breeden’s own policies and procedures;
•	to Amundi Smith Breeden’s Board of Directors pursuant to the reporting requirements of the Code or as otherwise deemed appropriate by the CCO;
•	pursuant to a governmental or regulatory body audit or investigation;
•	pursuant to a court or administrative order, subpoena, discovery request, suit proceeding, hearing or litigation;
•	as discussed elsewhere in this Code; or
•	as otherwise required or advisable under applicable law or regulation.

Amundi Smith Breeden will retain all required documents according to the rules and regulations set forth in the Advisers Act and Amundi Smith Breeden’s own document retention policies.

XVI.	Definitions

The below terms have the assigned meaning for the purposes of this Code, and will be interpreted to have the broadest meaning possible.

•	Advisers Act: means the Investment Advisers Act of 1940, as amended.

•	Beneficial Ownership: You have Beneficial Ownership of a financial instrument if you, a member of your immediate family with whom you share the same household, or a trust for which you are a beneficiary, settlor, or trustee:

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o	directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, have or share the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the financial instrument;
o	with respect to equity securities, have the right to acquire such securities through the exercise or conversion of any derivative security, whether or not presently exercisable; or
o	have the right to dividends from a financial instrument that are separated or separable from the underlying financial instrument.

You also have Beneficial Ownership of a financial instrument if it is a financial instrument that you have discretion or influence over. If you are not sure whether you have Beneficial Ownership of a financial instrument, you should contact the CCO, who will help make that determination.

•	CCO: means Amundi Smith Breeden’s Chief Compliance Officer.

•	Client: is any person for which or entity to which Amundi Smith Breeden provides either discretionary or non-discretionary investment management services, advice, consultation, or other services.

•	Code: means this Code of Ethics.

•	Investment Company Act: means the Investment Company Act of 1940, as amended.

•	Limited Offering: means an offering that is exempt from registration under Sections 4(2) or 4(6) of the Securities Act of 1933 or under Rules 504, 505, or 506 of such Act.

•	Restricted List: means Amundi Smith Breeden’s Personal Trading Restricted List.

•	Amundi Smith Breeden: means Amundi Smith Breeden, LLC.

Disclaimer

If you have received this Code as part of a request for proposal, or as part of a separate request for information, you should be aware that this Code is subject to change without notice. Amundi Smith Breeden will only send you an updated version upon your request.

This document describes our general practices with respect to the Code. In the case of a disaster as defined in our Disaster Recovery Policy, procedures with respect to our Disaster Recovery Policy may supersede this Code and any of its related procedures.

Historical Dates:

Amended as of July 08, 2016

Amended as of June 08, 2016

Amended as of January 19, 2016

Amended as of October 14, 2015

Amended as of April 2, 2015

Amended as of October 1, 2013

Amended as of August 13, 2012

Amended as of January 31, 2011

Amended as of September 13, 2010

Revised as of October 17, 2008

Revised as of July 29, 2008

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Revised as of January 19, 2006

Revised as of January 17, 2005

Revised as of September 30, 2004

Revised as of December 4, 2001

Revised as of August 30, 2000

Revised as of April 30, 2000

Revised as of June 9, 1998

Revised as of June 10, 1997

Revised as of October 10, 1996

Adopted as of October 22, 1992

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Appendix A

Summary Statement on Insider Trading

Amended as of August 13, 2012

Under the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the Investment Advisers Act of 1940, Amundi Smith Breeden, as an investment adviser, has an affirmative obligation to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of Amundi Smith Breeden’s business, to prevent misuse of material, non-public information by Amundi Smith Breeden or persons associated with Amundi Smith Breeden. Amundi Smith Breeden and its employees or staff may be subject to stringent civil and criminal penalties for trading securities while in possession of material, non-public information or improperly communicating material, non-public information to others.

Material, Non-public Information

Information is “non-public” when it has not been disseminated broadly to investors in the marketplace. Tangible evidence of “dissemination” is the best indication that the information is public. The following are examples of public information:

•	information found in a public filing with the SEC or a stock exchange,
•	information disseminated by the issuer or securities analysts to the investment community through written reports or public meetings, or
•	information appearing in publications of general circulation such as Bloomberg or The Wall Street Journal.

Information has not been effectively communicated to the public if there has been:

•	selective disclosure to Amundi Smith Breeden or other institutional investors or to select groups of analysts or brokers,
•	partial disclosure as long as a material component of the inside information remains undisclosed, or
•	insufficient time for the relevant securities market to trade on the information.

Information is deemed to be “material” when there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision (such as if the information, if disclosed, would influence the price of a company’s securities).

If you are not sure if the information is material and non-public, you should discuss the information with the CCO. It is up to the CCO to determine if the information is material and non-public.

Access to Material, Non-public Information

You must immediately contact the CCO if you believe you may have received material, non-public information.

If information is determined to be material and non-public, you must comply with the following requirements:

•	You must not engage in a transaction, either in your personal trading accounts or on behalf of Amundi Smith Breeden clients, in a financial instrument while in possession of material, non-public information regarding that financial instrument.
•	You must not discuss the information with anyone outside of Amundi Smith Breeden, unless you are explicitly authorized to do so by the CCO.
•	Within Amundi Smith Breeden, the information may only be disseminated on a “need to know” basis and only to appropriate personnel. The CCO must be consulted should a question arise as to who should be privy to material, non-public information.

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•	If you know that other employees, directors, consultants, or interns have also received this information, you must inform the CCO. The CCO will take steps to help prevent inappropriate dissemination of the information.

You are strictly prohibited from providing access to material, non-public information about Amundi Smith Breeden’s securities recommendations and its client’s securities holdings and transactions to persons outside Amundi Smith Breeden, unless that disclosure is necessary to carry out Amundi Smith Breeden’s duties to its clients.

Any violation of Amundi Smith Breeden’s policies related to material, non-public information will lead to disciplinary action, up to and including immediate termination of your employment with Amundi Smith Breeden.

By signing below, I acknowledge that I have received a copy of this Appendix A, Amundi Smith Breeden’s Summary Statement on Insider Trading, and understand the provisions relating to the restrictions regarding material, non-public information.

Signature:

Printed Name:

Date:

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